Exhibit 10.18
[LSI LOGIC LETTERHEAD]
March 2, 2007
Mr. Andy Micallef
Agere Systems Inc.
1110 American Parkway NE
Allentown, PA 18109
Dear Andy,
As you know, we have worked diligently over the past weeks to combine the rich heritage of our two companies and to create a new corporate structure and leadership team that will be put in place at the time of our official close. I am pleased to confirm that you will be part of the combined company’s top-level corporate structure and leadership team, and that, effective upon the closing of the Merger and LSI Board of Director’s approval, the terms and conditions set forth below will be applicable to your employment.
Assignment
Your position will be Executive Vice President, Worldwide Manufacturing Operations, and you will be an elected officer of LSI Logic Corporation reporting to the President and Chief Executive Officer. Your work location will remain in Allentown, Pennsylvania.
Compensation and Benefits
Your compensation, target bonus opportunity and benefits, except as set forth below under change in control policy, will remain the same. In addition, I am pleased to offer you the following additional compensation:
Retention Payment. You will be eligible to receive a retention bonus of $275,000 (less any applicable withholding) to be paid in three installments as follows:
•	Merger Closing Date – $75,000

•	Twelve Months following the Merger Closing Date – $100,000

•	Twenty-Four Months following the Merger Closing Date – $100,000
Each retention payment will be made as soon as administratively practical following the applicable payment date and is subject to you remaining an employee in good standing at each payment date. If for any reason you are not an employee at the scheduled time of payment, then your right to receive the applicable retention payment shall lapse.
Additional LSI Equity. You will be eligible to participate in the company’s 1991 Equity Incentive Plan and 2003 Equity Incentive Plan and on or about the Merger Closing Date, you will receive a stock option grant of 100,000 shares vesting over four years, and you will be awarded 50,000 time-based restricted stock units vesting over two years, in each case in accordance with the terms of the applicable plan and the approval of the Compensation Committee of the LSI Board of Directors.

Mr. Andy Micallef
March 2, 2007	- 2 -
Change in Control Policy
In consideration of the additional compensation set forth above, we ask that you agree that the Change in Control portion of the Agere Systems Inc. Officer Severance Policy (“Agere Severance Policy”) no longer applies to your employment and that instead you will be covered by the LSI Logic Corporation Change In Control Severance Agreement in the form attached to this letter.
In addition, because you have been offered the same or comparable position with the new company following the closing of the Merger, you acknowledge that the severance provisions of the Agere Severance Policy are not triggered upon the closing of the Merger. Of course, the other provisions, including the termination provisions, of the Agere Severance Policy will continue in effect during the two year period following the Merger.
Employment At Will
Please be aware that this letter is not an employment contract and should not be construed or interpreted as creating an implied or expressed guarantee of continued employment. The employment relationship is by mutual consent. This means that you have the right to terminate your employment at any time and for any reason. Likewise, the company reserves the right to terminate your employment on the same basis.
Contingency of Offer
This terms and conditions set forth in this letter are contingent upon the closing of the Merger between our two companies and the approval of our Board of Directors.
Acceptance
Please acknowledge your written acceptance of this offer by signing and returning a copy to Jon Gibson, Vice President — Human Resources.
*      *      *
We look forward to the completion of the Merger between our two companies and are very excited about the contributions we believe you will make to the combined company.
Sincerely,
/s/ Abhi Talwalkar
Abhi Talwalkar
President and Chief Executive Officer
Acknowledged and Agreed:
A. Micallef/3-8-07
Andy Micallef

LSI LOGIC CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Change in Control Severance Agreement (the “Agreement”) is made and entered into effective as of                                                              (the “Effective Date”), by and between                                          (“Employee”) and LSI Logic Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
R E C I T A L S
     A. It is expected that the Company from time to time will consider the possibility of a Change in Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.
     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to maximize the value of the Company upon a Change in Control for the benefit of its shareholders.
     C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change in Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change in Control.
AGREEMENT
     In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:
     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean (I) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee with the intention or reasonable expectation that such may result in substantial personal enrichment of the Employee, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is injurious to the Company, or (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his or her duties.
          (b) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
               (i) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) the approval by the shareholders of the Company, or if shareholder approval is not required, by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.
               (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
          (c) Involuntary Termination. “Involuntary Termination” shall mean any of the following: (i) without the Employee’s express written consent, a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; (ii) without the Employee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee’s express written consent, a reduction by the Company of the Employee’s base salary as in effect immediately prior to such reduction; (iv) without the Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than thirty-five (35) miles from his or her current location; (vi) any purported termination of the Employee by the Company which is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 5 below.
          (d) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.
     2. Term of Agreement. This Agreement shall terminate on                     , unless within such term a Change in Control has occurred, in which case this Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.
     3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as otherwise also may be established under the Company’s then existing employee benefit plans or policies at the time of termination.
     4. Severance Benefits.
          (a) Termination Following A Change in Control.
               (i) Involuntary Termination.
                    (A) Equity Acceleration. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change in Control, then each unexpired option to purchase shares of the Company’s equity securities, each share of Company restricted stock and each other unexpired equity-based compensation award that was granted to the Employee by the Company at least six (6) months prior to the Change in Control (collectively, the “Awards”), shall be automatically accelerated and shall be fully vested and exercisable as at the date of Involuntary Termination.
                    (B) Severance Benefits. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change in Control, the Employee, within seven (7) days of such Involuntary Termination, shall be paid a lump sum that shall be equal to the sum of: (i) twenty-four (24) months of the Employee’s base salary (as in effect immediately prior to the Change in Control), plus (ii) 200% of the Employee’s target bonus for the year in which the Change in Control occurs. In addition, the Company shall provide the Employee with health, dental and vision coverage benefits during the period of twenty-four (24) months following the date of Involuntary Termination, provided, however, that the Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA and life insurance benefits during the period of eighteen (18) months following the date of Involuntary Termination, at the same level as each of such benefits were in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment.
               (ii) Other Termination. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within twelve (12) months after a Change in Control, then the Employee shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the Termination Date.
          (b) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date;

(ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.
     5. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     6. Limitation on Payments.
          (a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code, then at the Employee’s election, the Employee’s severance benefits under Section 4 shall be payable either (i) in full, or (ii) as to such lesser amount selected by Employee that, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.
          (b) If the Employee elects (pursuant to Section 6(a)) a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement, the Employee shall be entitled to select the particular payments or benefits that will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to which equity-based awards that would vest under Sections 4(a)(i)(A)), subject to reasonable limitations (including, for example, express provisions under the Company’s benefit plans). Within thirty (30) days after the amount of any elected reduction in payments and benefits is finally determined in accordance with the provisions of this Section 6(b), the Employee shall notify the Company in writing regarding the payments or benefits that are to be reduced. If no notification is given by the Employee, no amounts shall be reduced and the Employee’s election under Section 6(a) shall be of no effect. If, as a result of any reduction elected under Section 6(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.
          (c) Limited Tax Gross-Up. In the event that the Employee’s “parachute payments” (as described in Section 6(a) and after applying any reduction elected under such Section) are subject to the excise tax imposed by Section 4999 of the Code, then the Company shall make a supplemental payment to the Employee in an amount that equals the excise tax on the parachute payments, plus any additional excise tax and federal, state and local and employment income taxes, on such supplemental payment. However, under no circumstances shall the total supplemental payment described in this Section 6(c) exceed the “Maximum Payment” described in the following sentence. For purposes of this Agreement, the Maximum Payment shall equal the sum of the Employee’s (i) annual base salary immediately prior to the Change in Control, and (ii) target bonus for the year in which the Change in Control occurs.
          (d) Unless the Company and the Employee otherwise agree in writing, the Company’s independent public accountants (the “Accountants”), shall make any calculations necessary or appropriate to implement this Section 6. For purposes of making such calculations, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall assume that the Employee pays federal, state, and local income taxes at the highest marginal rates in effect on the date of termination (unless the Employee clearly does not do so) and the calculation of federal income tax shall take into account the deduction of any state and local income taxes. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any such calculations.
     7. Notices.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the

Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.
     8. Execution of Release Agreement upon Termination. As a condition of entering into this Agreement and receiving the benefits under Section 4, the Employee agrees to execute and not revoke a release of claims agreement substantially in the form attached hereto as Exhibit A upon the termination of his or her employment with the Company.
     9. Arbitration.
          (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
          (c) The Company and Employee shall each pay one-half of the costs and expenses of such arbitration and each shall separately pay its counsel fees and expenses.
          (d) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.
          (e) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR

INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;
               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
     10. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Integration. This Agreement and the stock option agreements representing the Options represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EMPLOYEE	LSI LOGIC CORPORATION

By:
Title:

EXHIBIT A
FORM RELEASE OF CLAIMS AGREEMENT
This Release of Claims Agreement (this “Agreement”) is made and entered into by and between LSI Logic Corporation (the “Company”) and                                          (the “Employee”).
WHEREAS, the Employee was employed by the Company; and
WHEREAS, the Company (or the Company’s predecessor) and the Employee have entered into a Change in Control Severance Agreement effective as of DATE (the “Severance Agreement”).
NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee (collectively referred to as the “Parties”) desiring to be legally bound do hereby agree as follows:
     1. Termination. The Employee’s employment with the Company terminated on                     , 20___.
     2. Consideration. Subject to and in consideration of the Employee’s release of claims as provided herein, the Company has agreed to pay the Employee certain benefits and the Employee has agreed to provide certain benefits to the Company, both as set forth in the Severance Agreement.
     3. Payment of Salary. The Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to the Employee.
     4. Release of Claims. The Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Employee by the Company. The Employee, on his own behalf and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date (as defined below) of this Agreement including, without limitation:
          (a) any and all claims relating to or arising from the Employee’s employment relationship with the Company and the termination of that relationship;
          (b) any and all claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;

          (c) any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment and conversion;
          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code Section 201, et seq. and Section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
          (e) any and all claims for violation of the federal or any state constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
          (g) any and all claims for attorneys’ fees and costs.
          The Employee agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.
     1. Acknowledgment of Waiver of Claims under ADEA. The Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. The Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. The Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which the Employee was already entitled. The Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the Company by the close of business on the seventh (7th) day from the date that the Employee signs this Agreement.
     2. Civil Code Section 1542. The Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. The Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT

THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
          The Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     3. No Pending or Future Lawsuits. The Employee represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. The Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     4. Confidentiality. The Employee agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Release Information”). The Employee agrees to take every reasonable precaution to prevent disclosure of any Release Information to third parties and agrees that there will be no publicity, directly or indirectly, concerning any Release Information. The Employee agrees to take every precaution to disclose Release Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Release Information.
     5. No Cooperation. The Employee agrees he will not act in any manner that might damage the business of the Company. The Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
     6. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
     7. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. The Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
     8. No Representations. The Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
     9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     10. Entire Agreement. This Agreement and the Severance Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between the Company and the Employee concerning the Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning the Employee’s relationship with the Company and his compensation by the Company. This Agreement may only be amended in writing signed by the Employee and an executive officer of the Company.
     11. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
     12. Effective Date. This Agreement is effective eight (8) days after it has been signed by the Parties (the “Effective Date”).
     13. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     14. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) They have read this Agreement;
          (b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and
          (d) They are fully aware of the legal and binding effect of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

LSI LOGIC CORPORATION

By:

Title:

Date:

EMPLOYEE

NAME

Date: